                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                             WONDERWARE CORPORATION
                                       AT

                              $24.00 NET PER SHARE
                                       BY

                             WDR ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                   SIEBE PLC

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 3, 1998, UNLESS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, $.001 PAR VALUE PER SHARE, OF WONDERWARE CORPORATION ("THE COMPANY"), INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (COLLECTIVELY, THE "SHARES"), WHICH WOULD REPRESENT, ON A FULLY DILUTED BASIS, AT LEAST A MAJORITY OF THE OUTSTANDING SHARES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 15 HEREOF.

     THIS OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 24, 1998 (THE "MERGER AGREEMENT"), AMONG SIEBE PLC, WDR ACQUISITION CORP., WDR SUB CORP. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any stockholder of the Company desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

     Any stockholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager, or to D.F. King & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
March 2, 1998

                               TABLE OF CONTENTS

 SECTION                                                                                   PAGE
----------                                                                                 ----
Introduction.............................................................................     1
        1.  Terms of the Offer...........................................................     2
        2.  Acceptance for Payment and Payment for Shares................................     3
        3.  Procedure for Tendering Shares...............................................     4
        4.  Withdrawal Rights............................................................     6
        5.  Certain Federal Income Tax Consequences......................................     6
        6.  Price Range of Shares; Dividends on the Shares...............................     7
        7.  Effect of Offer on NASDAQ/NMS Listing, Market for Shares and SEC
            Registration.................................................................     7
        8.  Certain Information Concerning the Company...................................     8
        9.  Certain Information Concerning Offeror.......................................    10
       10.  Source and Amount of Funds...................................................    11
       11.  Background of Offer..........................................................    11
       12.  Purpose of the Offer; The Merger; Plans for the Company......................    13
       13.  The Transaction Documents....................................................    15
       14.  Dividends and Distributions..................................................    20
       15.  Certain Conditions to Offeror's Obligations..................................    21
       16.  Certain Regulatory and Legal Matters.........................................    22
       17.  Fees and Expenses............................................................    23
       18.  Miscellaneous................................................................    24
  Annex I.  Certain Information Concerning the Directors and Executive Officers of Parent
            and Offeror..................................................................   I-1
 Annex II.  Summary of Significant Differences Between UK GAAP and US GAAP...............  II-1

TO THE HOLDERS OF COMMON STOCK OF WONDERWARE CORPORATION:

                                  INTRODUCTION

     WDR Acquisition Corp., a Delaware corporation ("Offeror") and an indirect wholly owned subsidiary of Siebe plc, a public limited company organized under the laws of the United Kingdom ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Wonderware Corporation, a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 15, 1996, as amended on February 24, 1998 (the "Rights Agreement"), between the Company and The First National Bank of Boston, as Rights Agent (collectively, the "Shares"), at a purchase price of $24.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Offeror pursuant to the Offer. Offeror will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch" or the "Dealer Manager"), Bankers Trust Company (the "Depositary"), and D.F. King & Co., Inc. (the "Information Agent") for their respective services in connection with the Offer and the Merger (as hereinafter defined). See Section 17.

     Offeror is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined).

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE BOARD OF DIRECTORS HAS RECEIVED THE OPINION OF HAMBRECHT & QUIST LLC, THE COMPANY'S FINANCIAL ADVISOR, TO THE EFFECT THAT THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW. A COPY OF THAT OPINION IS SET FORTH IN FULL AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9 WHICH IS BEING MAILED TO THE COMPANY'S STOCKHOLDERS, AND STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE "MINIMUM NUMBER OF SHARES") WHICH WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION 15.

     The Company has represented to Parent and Offeror that, as of February 24, 1998, there were 14,314,078 Shares issued and outstanding and 2,231,757 Shares issuable in connection with outstanding stock options. Based on the foregoing, Offeror believes that approximately 8,272,918 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See Section 1.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 24, 1998 (the "Merger Agreement"), by and among Parent, Offeror, WDR Sub Corp., a Delaware corporation and a wholly owned subsidiary of Offeror ("Merger Sub"), and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, Merger Sub or another direct or indirect subsidiary of Parent will be merged with and into the Company (the "Merger"). The Merger Agreement is more fully described in
Section 13. The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by stockholders of the Company, if such approval is required by applicable law. See Section 12. In the Merger, each outstanding Share shall automatically be cancelled and extinguished and each outstanding Share (other than Shares owned by the Company as treasury stock, by Parent, or any subsidiary thereof, or Shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into and represent the right to receive $24.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price").

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     This Offer to Purchase contains forward-looking statements that involve risks and uncertainties, including the risks associated with satisfying the various conditions to the Offer. Certain of these factors as well as additional risks and uncertainties, are detailed in the Company's periodic filings with the Securities and Exchange Commission (the "Commission").

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on April 3, 1998, unless Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire. In the Merger Agreement, Offeror has agreed that it shall hold the Offer open not less than 25 business days.

     If Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and, if at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15. As described in the Introduction to this Offer to Purchase, Offeror believes the Minimum Number of Shares is approximately 8,272,918. Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Commission, subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition to the Offer; provided, however, that pursuant to the Merger Agreement, Offeror has agreed that it will not, without the consent of the Company, waive the Minimum Condition, if such waiver would result in less than a majority of the outstanding Shares being accepted for payment or paid for pursuant to the Offer. If the Minimum Condition or any of the other conditions set forth in Section 15 has not been satisfied by 12:00 midnight, New York City time, on April 3, 1998 (or any other time then set as the Expiration
Date), Offeror may elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (2) subject to complying with applicable rules and regulations of the Commission and to the terms of the Merger Agreement, accept for payment all Shares so tendered and not extend the Offer or (3) subject to the terms of the Merger Agreement, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

     Subject to the limitations set forth in the Merger Agreement and described below, Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Offeror will exercise its right to extend the Offer. In the Merger Agreement, Offeror has agreed that, except as hereinafter provided, it will not extend the Offer beyond 60 days without the consent of the Company.

     Subject to the applicable rules and regulations of the Commission, Offeror also expressly reserves the right, in its sole discretion at any time and from time to time, (1) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or, subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15 by giving oral or written notice of such delay or termination to the Depositary and (2) subject to the limitations set forth in the Merger Agreement and described below, at any time or from time to time, to amend the Offer in any respect. Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. In the Merger Agreement, Offeror has agreed that it will not, without the prior written approval of the Company, (1) reduce the cash price per Share to be paid pursuant to the Offer, (2) reduce the number of Shares to be purchased pursuant to the Offer, (3) change the form of consideration to be paid in the Offer, (4) increase the Minimum Number of Shares, (5) waive the Minimum Condition if such waiver would result in less than a majority of the outstanding Shares being accepted for payment or paid for pursuant to the Offer, (6) impose additional conditions to the Offer, (7) extend the period of the Offer beyond 60 days, unless all required waiting periods under applicable law have not expired, or (8) otherwise amend the terms of the Offer in a manner that is materially adverse to the stockholders of the Company.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York

City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Offeror under such rule or the manner in which Offeror may choose to make any public announcement, Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14(e)-1 under the Exchange Act or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     The Company has provided Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 15. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Offeror's rights under Section 15, the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by Offeror by reason of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Offeror increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

     Offeror reserves the right to transfer or assign, in whole or from time to time in part, to Parent or to one or more direct or indirect subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedure set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     Signature Guarantee. Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution," as defined in Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for unpurchased Shares are to be issued to a person other than the registered owner or owners, then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any required signature guarantees and any other documents required by the Letter of Transmittal are received by the Depositary within five NASDAQ/National Market System ("NASDAQ/NMS") trading days after the date of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for the Shares (or a Book-Entry Confirmation), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror, be unlawful. Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition, as described above) or any defect or irregularity in the tender of any Shares. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Offeror as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after February 24, 1998). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, Offeror deposits the payment for such Shares. Upon acceptance for payment, all prior proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Offeror's payment for such Shares, Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights, including voting at any meeting of stockholders then scheduled.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Offeror upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after April 30, 1998. If purchase of or payment for Shares is delayed for any reason or if Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a "straddle," "hedge," or "conversion transaction." This discussion does not address any aspect of state, local or foreign taxation.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be (i) long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than eighteen months, and (ii) mid-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year but not more than eighteen months.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption.

6.  PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K"), the Shares are traded on NASDAQ/NMS under the symbol "WNDR" and the Company has never paid any cash dividends on the Shares. Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside for payment or pay any dividends or other distributions with respect to the Shares prior to consummation of the Merger. The following table sets forth the high and low sales prices per Share on the NASDAQ/NMS for the periods indicated, as reported in published financial sources.

                                                                      HIGH        LOW
                                                                    --------    -------
        Year ended December 31, 1996:
             First Quarter........................................    $24.75    $ 14.25
             Second Quarter.......................................     24.63      17.88
             Third Quarter........................................     19.38       7.88
             Fourth Quarter.......................................     11.25       7.00
        Year ended December 31, 1997:
             First Quarter........................................     11.75       8.75
             Second Quarter.......................................     14.75       8.75
             Third Quarter........................................     20.38      13.88
             Fourth Quarter.......................................     18.75      12.13
        Year ending December 31, 1998:
             First Quarter (through February 27, 1998)............     23.75      12.75

     The closing sale price per Share on the NASDAQ/NMS on February 23, 1998, the last full day of trading prior to the public announcement of Offeror's intention to make the Offer, was $16.00. The closing sale price per Share on the NASDAQ/NMS on February 27, 1998, the last full day of trading prior to the commencement of the Offer, was $23.63. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the proxy materials and annual and quarterly reports referred to in Section 8.

7.  EFFECT OF OFFER ON NASDAQ/NMS LISTING, MARKET FOR SHARES AND SEC
REGISTRATION.

     The purchase of the Shares by Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Offeror. The Company 10-K indicates that, as of February 28, 1997, there were approximately 303 stockholders of record.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the NASDAQ/NMS. If trading volume were lower than such standards, quotations might continue to be published in the "additional list" or in one of the "local lists", or such quotations might not be published at all. If the number of holders of Shares (based on round lots) fell below 400, NASDAQ might cease to provide quotations but quotations might still be available from other sources. Offeror cannot predict whether NASDAQ trading volume standards for publication will be met after the Offer.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders' meetings; and the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the Federal Reserve Board's "margin list". Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Parent nor Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Offeror.

     The Company is a Delaware corporation with its principal executive offices located at 100 Technology Drive, Irvine, California 92618. According to the Company 10-K, the Company supplies Microsoft Windows-based software products for the industrial automation market that enable customers to rapidly develop personal computer applications providing dynamic, graphical representations of physical processes in a factory that can interact with and control that process.

     Set forth below is certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the consolidated financial statements presented in the Company's January 26, 1998 earnings release and in the Company 10-K. More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission (which may be inspected or obtained in the manner set forth below), and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein or incorporated therein by reference.

                             WONDERWARE CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                             YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------
                                                     1997*       1996        1995       1994
                                                    -------    --------    --------    -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $82,519    $ 64,924    $ 55,011    $35,705
Operating income (loss)...........................    3,691     (10,240)    (21,703)     9,772
Net income (loss).................................    4,284      (6,121)    (14,302)     7,575
Per share:
  Net income (loss) per share.....................      .29        (.45)      (1.13)       .58
  Weighted average number of common and common
     equivalents..................................   14,570      13,658      12,650     13,131

                                                                      AT DECEMBER 31,
                                                              -------------------------------
                                                               1997*        1996       1995
                                                              --------    --------    -------
CONSOLIDATED BALANCE SHEET DATA:
Total current assets........................................  $ 74,747    $ 70,437    $80,913
Property and equipment, net.................................    12,421      13,396      6,272
Investments, goodwill, non-current deferred taxes and other
  assets....................................................    10,927       9,666      4,176
  Total assets..............................................    98,095      93,499     91,362
  Total liabilities.........................................    11,640      14,893      9,521
  Total stockholders' equity................................    86,455      78,606     81,841

---------------

* Unaudited

     During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see Section 11), the Company provided Parent with certain information relating to the Company which Offeror believes is not publicly available. This information included an operating budget for the Company for 1998 developed by the Company's senior management predicated on their assumptions for macroeconomic conditions, gross profits and operating expenses. The Company's 1998 operating budget projected 1998 revenues of $100 million; operating income in a range between $15,099,000 and $17,899,000; net income in a range between $11,615,000 and $13,463,000; and net income per Share in a range between $.78 and $.90 (based on weighted average Shares of 15,125,000). The foregoing information has been excerpted from the materials presented to Parent and does not reflect consummation of the Offer or the Merger.

     The foregoing projections constitute forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with fluctuations in quarterly results, product introductions, competition, rapid technological change, reliance on distribution channels, international sales and other factors. These risks and uncertainties are discussed in greater detail in the Company's periodic filings with the Commission.

     The Company does not as a matter of course make public any projections as to future performance or earnings, and the estimates set forth above are included in this Offer to Purchase only because the information was made available to Parent by the Company. The Company has informed Parent that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has also informed Parent that its internal financial forecasts (upon which the projections provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Projected information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company, Offeror or Parent or their respective financial advisors. Many of the assumptions upon which the projections were based, none of which were approved by Parent or Offeror, are dependent upon economic forecasting (both general and specific to the Company's businesses), which is inherently uncertain and subjective. The inclusion of the foregoing projections should not be regarded as an indication that the Company, Offeror, Parent or any other person who received such information considers it an accurate prediction of future events, and neither Offeror nor Parent has relied on them as such. None of the Company, Offeror or Parent or their respective financial advisors assumes any responsibility for the accuracy or validity of any of the projections.

     The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the Commission's customary charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

9.  CERTAIN INFORMATION CONCERNING OFFEROR.

     Offeror, a Delaware corporation, was recently incorporated for the purpose of making the Offer and Merger Sub, a Delaware corporation, was recently incorporated for the purpose of the Merger. All of the outstanding capital stock of Merger Sub is owned by Offeror.

     Until, with respect to Offeror, immediately prior to the time it purchases Shares pursuant to the Offer, and, with respect to Merger Sub, immediately prior to the Merger, it is not anticipated that Offeror or Merger Sub will have any significant assets or liabilities or engage in activities other than those incidental to their formation and capitalization and the transactions contemplated by the Offer and the Merger. Since Offeror and Merger Sub are newly formed and have minimal assets and capitalization, no meaningful financial information is available with respect to either of them.

     Parent is a holding company which, through its subsidiaries and related companies, engages in the design, manufacture and marketing of process automation and building control systems, temperature and appliance controls and engineered industrial equipment.

     The principal executive offices of Offeror and Merger Sub are located at 1013 Centre Road, Wilmington, Delaware 19805. The principal executive offices of Parent are located at Saxon House, 2-4 Victoria Street, Windsor, Berkshire SL4 1EN, United Kingdom.

     The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Offeror and Parent are set forth in Annex I to this Offer to Purchase.

     Set forth below is certain summary consolidated financial information with respect to Parent. The summary below is qualified in its entirety by reference to Parent financial information contained in Parent's 1997 and 1996 Annual Reports and Accounts and 1997 Interim Report filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 with respect to the Offer filed by the Offeror and Parent (the "Schedule 14D-1") which may be inspected and copies obtained at the offices of the Commission as set forth in Section 8 (except that they will not be available at the regional offices of the Commission), and such financial information and related notes are incorporated herein by reference.

     Neither Offeror nor Parent is subject to the informational filing requirements of the Exchange Act. Offeror does not file reports or other information with the Commission relating to its business, financial condition or other matters. Parent files certain reports (including its Annual Report and Accounts) and information pursuant to Rule 12g3-2(b)(1) under the Exchange Act, which may be inspected and copies obtained at the offices of the Commission set forth in Section 8 (except that they will not be available at the regional offices of the Commission). In addition, stockholders of the Company may also obtain copies of Parent's 1997 and 1996 Annual Reports and Accounts and 1997 Interim Report by contacting the Corporate Secretary of Parent at Parent's principal executive offices in the United Kingdom set forth above.

     Parent's consolidated financial statements have been prepared in accordance with United Kingdom accounting practices ("UK GAAP") which practices are described in the notes to such statements. UK GAAP are not the same as generally accepted accounting principles in the United States ("US GAAP"). Parent has not determined its financial position or results of operations for any period under US GAAP. See Annex II hereto for a description of the material differences between UK GAAP and US GAAP. Offeror believes that the differences between US GAAP and UK GAAP are not, for purposes of this Offer, material to a decision by a stockholder of the Company whether to sell, tender or hold any Shares since any such differences would not affect the ability of Offeror to obtain all funds necessary to pay for Shares to be acquired pursuant to the Offer and the Merger.

                    SELECTED CONSOLIDATED FINANCIAL DATA(1)

                                           SIX MONTHS ENDED SEPTEMBER 30,                       FISCAL YEAR ENDED
                                       --------------------------------------    ------------------------------------------------
                                                                                    APRIL 5,       APRIL 5,   APRIL 6,   APRIL 1,
                                            1997*         1997*       1996*           1997           1997       1996       1995
                                       ---------------   --------    --------    ---------------   --------   --------   --------
                                         (US DOLLARS       (POUNDS STERLING        (US DOLLARS            (POUNDS STERLING
                                       IN MILLIONS)(2)       IN MILLIONS)        IN MILLIONS)(2)            IN MILLIONS)
CONSOLIDATED PROFIT AND LOSS ACCOUNT
  DATA:
  Sales..............................      2,747.5        1,706.5     1,471.4        4,838.5        3,005.3   2,599.1     2,146.2
  Profit on ordinary activities
    before taxation..................        356.9          221.7       190.4          682.8          424.1     331.1       275.1
  Taxation on ordinary activities....       (127.8)         (79.4)      (71.4)        (252.6)        (156.9)   (126.8)     (108.7)
  Profit on ordinary activities after
    taxation.........................        229.1          142.3       119.0          430.2          267.2     204.3       166.4
  Minority interests.................         (8.7)          (5.4)       (6.9)         (21.6)         (13.4)    (11.3)       (6.1)
  Attributable to Siebe..............        220.4          136.9       112.1          408.6          253.8     193.0       160.3
CONSOLIDATED BALANCE SHEET DATA (AT
  END OF PERIOD):
  Cash at bank and in hand...........        403.0          250.3       270.3          339.4          210.8     282.3       280.1
  Current assets excluding cash......      2,826.7        1,755.7     1,435.7        2,265.3        1,407.0   1,240.3     1,113.0
  Fixed assets.......................      2,807.4        1,743.7     1,542.3        2,467.2        1,532.4   1,423.7     1,210.8
  Current liabilities................     (1,809.3)      (1,123.8)     (869.3)      (1,530.2)        (950.4)   (832.5)     (809.3)
  Other liabilities..................     (2,060.7)      (1,279.9)   (1,116.1)      (1,693.4)      (1,051.8)   (972.4)     (749.4)
                                          --------       --------    --------       --------       --------   -------    --------
BALANCE SHEET TOTAL..................      2,167.1        1,346.0     1,262.9        1,848.3        1,148.0   1,141.4     1,045.2
                                          ========       ========    ========       ========       ========   =======    ========
  Capital and reserves...............      1,951.2        1,211.9     1,106.4        1,636.7        1,016.6   1,062.3       966.2
  Minority interests.................        215.9          134.1       156.5          211.6          131.4      79.1        79.0
                                          --------       --------    --------       --------       --------   -------    --------
BALANCE SHEET TOTAL..................      2,167.1        1,346.0     1,262.9        1,848.3        1,148.0   1,141.4     1,045.2
                                          ========       ========    ========       ========       ========   =======    ========

---------------

  * Unaudited.

(1) See Annex II for a description of certain differences between UK GAAP and US GAAP.

(2) Pounds Sterling ("L") are translated into U.S. Dollars at L1-$1.61, the Noon Buying Rate on September 30, 1997.

10.  SOURCE AND AMOUNT OF FUNDS.

     If all Shares (including Shares covered by options outstanding at February 24, 1998) are tendered to and purchased by Offeror, the aggregate purchase price and all estimated commissions, fees and expenses will be approximately $403 million. Offeror intends to obtain all of such funds from Parent which in turn would obtain such funds from Parent's existing working capital, from drawings under Parent's currently existing unsecured $1.5 billion revolving credit facility arranged by Bankers Trust Company, Natwest Capital Markets Limited and SBC Warburg, and from proceeds from the exercise of the Company's outstanding stock options. As of the close of business on February 27, 1998, the undrawn amount available to Parent under this facility was approximately $507 million. Amounts drawn under the facility are unsecured, bear interest at an effective rate of 5.9% (as of February 27, 1998) and mature on November 29, 2000. The Parent believes that all such borrowings will be repayable from its operations and subsequent refinancings which may be entered into from time to time in the ordinary course of business. The Offer is not conditioned on the Offeror or the Parent obtaining any financing.

     Parent will effect loans or contributions to capital in order to make funds available to Offeror, as determined by Parent. Parent will prepare documentation, on terms and conditions satisfactory to Parent and customary in such loans between Parent and its subsidiaries, to evidence such intercompany loans or contributions to capital.

11.  BACKGROUND OF OFFER.

     The Company is engaged in lines of business similar or complimentary to those of Parent and its affiliates. Accordingly, subsidiaries of Parent have followed the business activities of the Company for some time.

     In October 1997, Merrill Lynch initially contacted Parent to discuss the possibility of a business combination transaction between the Company and Parent. Merrill Lynch advised Parent that it had not been retained by, nor had it had any discussions with, the Company with respect to a possible transaction.

     On January 9, 1998, representatives of Parent met with representatives of the Company in Atlanta, Georgia to discuss a possible technology joint venture relationship. Parent and the Company concluded that they were interested in pursuing a joint technology program. The parties did not discuss a possible acquisition of the Company by Parent at that time.

     On January 13, 1998, Dr. George W. Sarney, President and Chief Operating Officer of the Siebe Control Systems division of Parent, contacted Roy H. Slavin, Chairman of the Board, Chief Executive Officer and President of the Company, to schedule a meeting between Dr. Sarney, Mr. Slavin and Allen M. Yurko, Managing Director and Chief Executive Officer of Parent, in San Francisco, California on January 20, 1998, a date on which all of them would be in San Francisco attending a trade seminar. Dr. Sarney did not inform Mr. Slavin that the purpose of the meeting was to discuss a possible acquisition of the Company by Parent.

     On January 20, 1998, Mr. Yurko, Dr. Sarney and Mr. Slavin met in San Francisco. At this meeting, Mr. Yurko expressed his view that there could be significant benefits associated with a business combination between Parent and the Company. Mr. Yurko indicated that Parent was willing to consider a possible acquisition of the Company at a purchase price as high as a 50% premium to the then current market price for the Shares (the closing sale price for the Shares on January 16, 1998, the last full day of trading prior to the January 20, 1998 meeting, was $13.75). Mr. Slavin then discussed in general terms the current status of the Company's business affairs, future prospects and opportunities for growth. Mr. Slavin stated that the Company's financial results for the fiscal year ended December 31, 1997 would be released shortly and the parties concluded that any further discussions regarding a possible acquisition should not be pursued until those year-end financial results of the Company were released. The Company released its 1997 fiscal year-end financial results to the public on January 26, 1998.

     On February 3, 1998, Dr. Sarney contacted Mr. Slavin and informed him that Parent continued to be interested in pursuing a business combination with the Company and that Parent was willing to consider a purchase price with respect to a possible acquisition of the entire Company at $22.00 per share, subject to increase should the Company demonstrate additional value. Mr. Slavin advised Dr. Sarney that the Company would consider the merits of an acquisition of the Company at such a price level in due course.

     On February 11, 1998, Mr. Slavin contacted Dr. Sarney to schedule in-person meetings between representatives of Parent and the Company so that Parent could conduct preliminary due diligence and the parties could further discuss the possibility and terms of a business combination transaction. A meeting was scheduled for February 18, 1998 in Irvine, California. During the telephone conversation on February 11, 1998, Dr. Sarney reiterated Parent's willingness to consider a possible acquisition of the Company at a purchase price of $22.00 and up to $24.00 per share, depending on the results of Parent's due diligence review of the Company. Shortly thereafter, the Company provided Parent with certain financial and other information concerning the Company and, in response to a request by Dr. Sarney, representatives of senior management of the Company (Mr. Slavin and Sam M. Auriemma, the Company's Chief Financial Officer) delivered to Parent preliminary views on possible post-combination compensation for senior management of the Company.

     Parent executed a Confidentiality Agreement with the Company, effective as of February 17, 1998, that required Parent and its representatives to maintain certain confidential information provided to them by or on behalf of the Company confidential and also included customary standstill restrictions.

     On February 18, 1998, representatives of the parties met to discuss a potential business combination transaction and Parent commenced a limited business review of the Company. Following that review of the Company, Parent proposed a purchase price of $23.00 per share. Mr. Slavin informed Parent that he believed $23.00 was not likely to be acceptable to the Company's Board of Directors but that he would discuss the offer with the Company's Board of Directors, certain senior members of management of the Company and the Company's advisors. Thereafter, after a period of due diligence and intense negotiations, Parent agreed to increase its offer to $24.00 per share, subject to the execution and delivery of a mutually satisfactory Merger Agreement, including provisions regarding payment of a Termination Fee (as defined in Section 13).

     Also, commencing on February 18, 1998, representatives of Parent met separately with members of senior management to discuss Parent's desire to ensure that such senior managers and other significant employees of the Company would continue with the Company following the acquisition. These discussions continued through February 23, 1998. Although the parties did not reach any legally binding obligation regarding employment arrangements and benefits for senior management and significant employees of the Company after the Merger, the parties each acknowledged that they currently expected that Mr. Slavin, Mr. Auriemma, Jeffrey L. Kissling, the Company's Vice President, Development, Joe Cowan, the Company's Vice President, Marketing, Victoria Stowe, Vice President, Wonderware Studios, and Pankaj Mody, the Company's Chief Technology Officer (each an "executive" and collectively, the "executives"), would be offered employment benefits following the Merger on substantially the terms described below. In addition, representatives of the Parent requested as a condition to, and inducement for, entering into the Merger Agreement, and representatives of the Company and the executives agreed, that the Company and each of the executives enter into the consulting and non-competition agreements more fully described under the heading "Consulting Agreements" in Section 13.

     The parties currently expect that each of the executives will enter into new three-year employment agreements following the Merger, which will provide for salary and annual bonus compensation on the same terms as are in place for the current year, and retention bonuses which become payable over the three-year term of the employment agreements (subject to forfeiture of the unpaid amounts if an executive's employment is terminated for cause or if the executive resigns prior to the end of the three-year term). It is currently anticipated that their employment agreements will provide that the executives will be entitled to receive retention bonuses of an aggregate of approximately $2 million for the first full fiscal year during the employment term, approximately $3 million for the second year, and approximately $3.4 million for the third year. It is currently anticipated that the aggregate retention bonus pool for each year will be allocated among the six executives so that Mr. Slavin receives approximately 50% of the total pool, Messrs. Auriemma, Cowan, and Kissling and Ms. Stowe each receives approximately 11% and Mr. Mody receives approximately 6%.

     In addition, it is currently anticipated that each of the executives, and approximately twenty other key employees to be designated by Mr. Slavin ("key employees" and collectively with the executives, the "Holders"), will be entitled to participate in two phantom stock plans pursuant to which all of the Holders will be granted phantom units, which will vest over a three-year period (subject to forfeiture if the Holder's employment is terminated for cause or if the Holder resigns prior to the end of the third year). Of the total number of units to be granted to the Holders under each plan, it is currently anticipated that Mr. Slavin will receive approximately one-third, Messrs. Auriemma, Cowan and Kissling and Ms. Stowe will each receive approximately 7%, Mr. Mody will receive approximately 4%, and the key employees will receive in the aggregate the remaining approximately one-third. The value attributed to units granted under the plans is expected to be determined under two formulae which would be intended to represent the notional increase in the value of the Company over the first three years following the Merger. The formula that is expected to be used under one of the plans would compare the value of the Company immediately before the announcement of the Offer with a proposed multiple of the Company's revenues. The formula expected to be used with the second plan would compare an adjusted pre-Offer value of the Company with a proposed multiple of the Company's earnings before interest and taxes. The ultimate value of awards under the two plans would together represent 7.5% of the notional increase in the Company's value during the three-year period as determined under the revenue and earnings-based formulae.

     The Merger Agreement and the Consulting Agreements were executed and delivered in the early morning on February 24, 1998.

     Following the Offer and the Merger, Parent intends to operate the Company on a basis generally consistent with the Company's existing plans and programs.

12.  PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.

     The purpose of the Offer and the Merger is for Offeror to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Offeror to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Offeror. The Offer is being made pursuant to the Merger Agreement.

     Under the Delaware General Corporation Law (the "DGCL"), the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by the DGCL. Parent and Offeror have agreed that all Shares owned by them will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     Board Representation. If Offeror purchases a majority of the outstanding Shares pursuant to the Offer, the Merger Agreement provides that Parent and Offeror will be entitled to designate representatives to serve on the Board in proportion to Offeror's ownership of Shares following such purchase. See Section
13. Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate Allen M. Yurko, Dr. George W. Sarney, Roger Mann,

Colin P. Bonsey and James C. Bays or such other person listed on Annex I as Parent shall determine, to serve as directors of the Company following consummation of the Offer. See Annex I. Offeror expects that such representation would permit Offeror to exert substantial influence over the Company's conduct of its business and operations.

     Short Form Merger. Under the DGCL, if Offeror acquires, pursuant to the Offer, at least 90% of the outstanding Shares, Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent and Offeror anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement the Company has agreed to take all action necessary under the DGCL and its certificate of incorporation and by-laws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Merger consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger, if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses, particularly the businesses conducted by its Siebe Control Systems division.

     In connection with granting Parent and its representatives access to certain confidential information of the Company, Parent executed a Confidentiality Agreement with the Company, dated February 17, 1998 (the

"Confidentiality Agreement"), that provides, among other things, that for a period of eighteen months, (a) Parent will not make any public announcement with respect to, or submit any proposal for, a transaction between the Company or any of its security holders and Parent or any of its affiliates (other than in the ordinary course of business), unless such proposal is directed and disclosed solely to management of the Company or its designated representatives and the Company shall have requested in advance in writing, the submission of each proposal and (b) unless the Company shall have consented in advance in writing, Parent and its successors will not directly or indirectly, by purchase or otherwise, acquire, offer to acquire, or agree to acquire, ownership of any securities or direct or indirect rights (including convertible securities) or options to acquire such ownership of any securities of the Company or any of its affiliates (or act in concert with others with respect thereto) or otherwise seek to influence or control the management or policies of the Company or any of its affiliates. The Company waived these provisions with respect to the Offer and the Merger (or Subsequent Merger (as defined in Section 13)) and such restrictions shall not apply following consummation of the Offer. In addition, in the Merger Agreement, the Company has agreed that (i) following notification to Parent of a specified written proposal from a third party and until any Alternative Transaction (as defined in Section 13) resulting from such proposal shall have been consummated or abandoned, Parent shall be entitled to propose or present to the Company any offer in response to such third party's offer and
(ii) if prior to the Effective Time or termination of the Merger Agreement, any third party announces an intention to commence, or commences, any tender offer to acquire Shares, Parent and Offeror shall be entitled to make any public announcement or proposal, or to take any other action, in response thereto.

     Except as indicated in this Offer to Purchase, neither Parent nor Offeror have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary, a sale or transfer of a material amount of assets of the Company or any subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's Board of Directors or management.

13.  THE TRANSACTION DOCUMENTS.

  The Merger Agreement

     The Merger Agreement provides for the commencement of the Offer not later than five business days after the execution of the Merger Agreement, provided that certain of the conditions to the Offer have not occurred. Parent, Offeror and the Company are required to use all reasonable efforts to take all action as may be necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible and to carry out the transactions provided for or contemplated by the Merger Agreement.

     The Merger Agreement provides that, as soon as practicable after expiration of the Offer and the receipt of any required approvals and adoption of the Merger Agreement by the stockholders of the Company, to the extent required by the DGCL, and the satisfaction or waiver, if possible, of certain other conditions contained in the Merger Agreement, Merger Sub (or another direct or indirect Delaware subsidiary of Parent) will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") in the Merger under the corporate name it possesses immediately prior to the effective time of the Merger (the "Effective Time"). Notwithstanding the foregoing, the parties to the Merger Agreement have agreed that Offeror may revise the structure of the Merger (including merging the Company into Merger Sub or merging the Company with or into another direct or indirect wholly-owned subsidiary of Parent) provided that any such restructuring does not adversely affect the stockholders of the Company or cause the Company to breach its representations and warranties under the Merger Agreement.

     In the Merger Agreement, the Company has agreed, if required by the DGCL, in order to consummate the Merger, to take all action necessary in accordance with the DGCL to convene a meeting of its stockholders promptly following consummation of the Offer for the purpose of considering and approving the Merger. The Company, acting through its Board of Directors, has further agreed that if a stockholders' meeting is convened, the Board of Directors shall recommend that stockholders of the Company vote in favor of the Merger and that such recommendation shall not be withdrawn or adversely modified except by resolution of the Board of Directors adopted in the exercise of applicable fiduciary duties upon the advice of counsel. In the event that proxies are to be solicited from the Company's stockholders, the Company shall, if and to the extent requested by Offeror, subject to the exercise by the Company's Board of Directors of its fiduciary duties, use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger, and to take all other reasonable action necessary or, in the opinion of Offeror, helpful to secure the vote of its stockholders in favor of the Merger. At any such meeting, all of the Shares then owned by Offeror and by any of its subsidiaries and by the Company will be voted in favor of the Merger.

     At the Effective Time, each Share issued and outstanding immediately prior thereto shall be cancelled and extinguished and each Share (other than Shares held in the treasury of the Company, Shares held by

Parent or any subsidiary thereof, and Shares with respect to which appraisal rights are properly exercised ("Dissenting Shares")) shall, by virtue of the Merger and without any action on the part of Offeror, the Company or the holders of the Shares, be converted into the right to receive the Offer Price upon the surrender of the certificate formerly representing such Share. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Offeror, Merger Sub, the Company or the holders of Shares, be converted into and shall thereafter evidence one validly issued and outstanding share of common stock of the Surviving Corporation. In the Merger Agreement, the Company has agreed that, on or before the Effective Time, each holder of an outstanding option to purchase Shares (collectively the "Options") whether held under any employee or non-employee compensation plan or arrangement of the Company or other agreement or arrangement, whether or not then exercisable, shall become fully exercisable and vested, and in lieu of exercising such Options, the holders of Options shall, upon surrender for cancellation of the same to the Company on or before the Effective Time, be entitled to receive from the Company for each Share subject to such Option an amount in cash equal to the excess, if any, of (a) the product of the number of Shares covered by such Options multiplied by the Offer Price, over (b) the product of the number of Shares covered by such Options multiplied by the per-Share exercise price payable upon exercise, subject to any required withholding taxes, and such Option will be cancelled; provided, that the foregoing shall be subject to the obtaining of any necessary consents of Option holders agreeing to cancel such Option. The Company has agreed in the Merger \Agreement that, on or before the Effective Time, it shall use its best efforts to obtain such consents and to make any changes in the Company's benefit plans or rights granted thereunder that are necessary.

     The obligations of the parties to effect the Merger following completion of the Offer are subject to the following conditions:

          (i) The Merger shall have been approved and adopted by the vote of the stockholders of the Company to the extent required by the DGCL;

          (ii) All waiting, review and investigation periods (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the
     "Hart-Scott-Rodino Act") shall have expired or been terminated;

          (iii) There shall have been no law, statute, rule or order, domestic or foreign, enacted or promulgated which would make consummation of the Merger illegal; and

          (iv) No injunction or other order entered by a United States (state or federal) court of competent jurisdiction shall have been issued and remain in effect which would prohibit consummation of the Merger.

     The Merger Agreement provides that, if the Offer is terminated by Offeror as a result of a failure of the conditions of the Offer (see Section 15) to be satisfied, Parent and Offeror shall have the right, but not the obligation, to notify the Company that it or they desire, subject to the prior written approval of the Board of Directors of the Company, to seek approval of the Company's stockholders for the Merger pursuant to the DGCL. Unless the Company's Board of Directors determines, upon advice of counsel, that such actions would have a material adverse economic effect on the Company's stockholders, or that cooperation by the Company would constitute a breach of fiduciary duty by the Company's Board of Directors, the Company shall take all necessary actions to obtain stockholder approval and to accomplish the Merger (the "Subsequent Merger"), except as otherwise required by the fiduciary duties of the Company's Board of Directors. In such case, in addition to the conditions to the Merger set forth above, the Subsequent Merger will also be subject to the following conditions:

          (a) The representations and warranties of the Company contained in the Merger Agreement shall have been true and correct in all material respects when made;

          (b) There shall not have occurred, after February 24, 1998, any event, condition or state of facts, which has resulted, or is reasonably likely to result, in (i) a material adverse effect on the financial condition, properties, business, or results of operations of the Company or the Surviving Corporation, and their respective subsidiaries taken as a whole (a "Company Material Adverse Effect") or (ii) a material adverse effect on the ability of Parent, Offeror or Merger Sub to consummate the Merger;

          (c) All Options shall have been exercised, cancelled or terminated prior to or concurrently with the Effective Time; and

          (d) There shall not be pending or threatened any action, proceeding or investigation by any court or governmental or regulatory authority or body
     (i) challenging or seeking damages in connection with the Subsequent Merger, (ii) seeking to require the divestiture by Parent, Offeror or the Company or any of their respective affiliates of Shares or any business, asset or property of Parent or the Company or any of their respective affiliates, or (iii) seeking to restrain or prohibit the consummation of the Subsequent

     Merger or otherwise limit the right of Parent, or its subsidiaries to transact business with the Company or otherwise own or operate in the current manner all or any portion of the businesses or assets of the Company or its subsidiaries, which, in either case, is reasonably likely to have a Company Material Adverse Effect prior to or after the Effective Time, or to subject the Company, Parent, Offeror, Merger Sub or any of their respective subsidiaries or any of their respective officers or directors to substantial penalties or criminal liability.

     In the Merger Agreement, the Company has agreed that simultaneously with, or as promptly as possible after, the commencement of the Offer, it will file with the Commission and promptly mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer, tender their Shares thereunder to Offeror and, if required by applicable law, approve the Merger; provided, that such recommendation may be withdrawn or modified to the extent the Board of Directors determines to do so in the exercise of its fiduciary duties, based upon the advice of counsel.

     The Merger Agreement provides that promptly upon the payment by Offeror or any of Parent's direct or indirect subsidiaries pursuant to the Offer for such number of Shares which represents at least a majority of the outstanding Shares, and from time to time thereafter, Offeror shall be entitled to designate members of the Board of Directors such that Offeror, subject to the provisions of
Section 14(f) of the Exchange Act, will have a number of representatives on the Board of Directors, rounded up to the next whole number, equal to the product obtained by multiplying nine (9) by the percentage of Shares beneficially owned by Parent and any of its subsidiaries. The Company has agreed, upon the request of Offeror, to promptly increase the size of the Board of Directors as permitted in accordance with the Certificate of Incorporation of the Company and/or use its best efforts to secure the resignations of such number of directors as is necessary to enable Offeror's designees to be elected to the Board of Directors and has agreed to use its best efforts to cause Offeror's designees to be so elected. The Company has agreed, at the request of Offeror and at its expense, to take all actions necessary to effect any such election, including the mailing to its stockholders of the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, in form and substance reasonably satisfactory to Offeror and its counsel.

     Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate Messrs. Yurko, Mann, Bonsey, and Bays and Dr. Sarney to serve as directors of the Company following consummation of the Offer. See Annex I.

     In the Merger Agreement, the Company has made customary representations and warranties to Parent, Offeror and Merger Sub, including, but not limited to, representations and warranties relating to the Company's organization and qualification, capitalization and authority to enter into the Merger Agreement and carry out the related transactions, the Company's subsidiaries, Commission filings (including financial statements), the documents supplied by the Company relating to the Offer, required consents and approvals, employee benefit plans, litigation, the material liabilities of the Company and its subsidiaries, environmental matters relating to the Company and its subsidiaries, labor matters, trademarks, patents and other intellectual property, the payment of taxes, arrangements with financial advisors, the Rights Agreement, the absence of product liability claims, related party transactions, and the absence of certain material adverse changes or events since December 31, 1997.

     In the Merger Agreement, the Company agreed to take, by March 1, 1998, all action necessary to render the Rights Agreement inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby or therein.

     Parent, Offeror and Merger Sub have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to Parent's, Offeror's and Merger Sub's organization and qualification, their authority to enter into the Merger Agreement and consummate the Offer and the Merger, required consents and approvals, documents related to the Offer, the applicability of certain margin rules and the availability of sufficient financing to consummate the Offer.

     Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless Offeror shall otherwise have agreed in writing or as otherwise contemplated by the Merger Agreement, the Company will (i) carry on the business of the Company and its subsidiaries only in, and will maintain its and its subsidiaries facilities in, the ordinary course of business and consistent with past practice, (ii) use its reasonable efforts and shall cause its subsidiaries to use reasonable efforts, to preserve intact their respective business organizations and goodwill, keep available the services of their current officers and employees as a group and maintain satisfactory relationships with customers, suppliers, distributors and others having business dealings with them, (iii) confer on a regular and frequent basis with representatives of Offeror and Merger Sub to report operational matters and the general status of ongoing operations, (iv) not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by the

Company in the Merger Agreement untrue at any time prior to the Effective Time, and (v) notify Offeror and Merger Sub of any emergency or other change in the normal course of the Company's or any of its subsidiaries' business or in the operation of the Company's or the subsidiaries' properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would have a Company Material Adverse Effect or would materially adversely affect any party's ability to consummate the transaction contemplated by the Merger Agreement.

     The Company has also agreed pursuant to the Merger Agreement that, prior to the Effective Time, it will not directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber) any shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of any capital stock of the Company or any of its subsidiaries (other than shares issuable upon exercise of the outstanding (as of the date of the Merger Agreement) Options or rights to purchase Shares pursuant to the Company's Employee Stock Purchase Plan, in each case in accordance with their terms in effect on the date of the Merger Agreement); (ii) amend or propose to amend the Certificate or Articles of Incorporation or By-Laws of the Company or any of its subsidiaries; (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares; (iv) redeem, purchase or acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company or any of its subsidiaries other than as contemplated by the Merger Agreement and other than for the repurchase by the Company, pursuant to existing agreements, of any outstanding Shares upon termination of any employment, director or consulting relationship with the Company; or (v) enter into or modify any agreement, commitment or arrangement with respect to any of the foregoing.

     Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of the subsidiaries shall: (i) sell, pledge, lease, dispose of or encumber any material assets other than in the ordinary course of business consistent with past practice; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or enterprise or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities except for borrowings in the ordinary course of business and consistent with past practice; (iv) guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary of the Company or the Company) except in the ordinary course of business consistent with past practice and in amounts immaterial to the Company; (v) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing; (vi) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors; (vii) in the case of employees who are not officers or directors, take any action other than in the ordinary course of business consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits in effect on the date of the Merger Agreement; or (viii) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee.

     In addition, the Company has agreed that it will not (i) except to the extent required by fiduciary obligations under applicable law and as advised by counsel, call any meeting (other than as contemplated by the Merger Agreement) of its stockholders or waive or modify any provision of, or terminate any, confidentiality or standstill agreement entered into by the Company with any person; and (ii) except as expressly contemplated in the Merger Agreement, modify or accelerate the exercisability of any Options, rights or warrants presently outstanding, and shall not amend, change or waive (or exempt any person from the effect of) the Rights Agreement, except in the exercise of the fiduciary duties of the Company's Board of Directors or as expressly contemplated by the Merger Agreement.

     The Company has also agreed that neither it nor any of its subsidiaries will: (i) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization; or (ii) make any material tax election or settle or compromise any material federal, state, local or foreign tax liability, except in the ordinary course of business consistent with past practice. In addition, the Merger Agreement also requires the Company to use its best efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

     The Company has agreed in the Merger Agreement that from the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, the Company will not, directly or indirectly, through any of its affiliates, officers, directors or agents, or otherwise solicit, initiate or encourage any proposals or offers from any other person other than Parent or its affiliates (a "third party") relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets, or otherwise), or engage in any sale of any equity interest in or substantial assets of the Company or any of its subsidiaries (other than pursuant to the exercise of options or warrants outstanding on the date of the Merger Agreement) to a third party (an "Alternative Transaction"), nor will the Company participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person to do or seek an Alternative Transaction ("Non-Solicitation Obligations"). However, the Company may participate in negotiations with or furnish information to a third party in response to a written proposal if the Company notifies Parent in writing of the receipt of such proposal and if the Board of Directors reasonably believes, upon the advice of independent counsel, that the failure to do so would constitute a breach of its fiduciary duties. In the event such a proposal is determined by the Board of Directors based on the advice of the Company's outside financial advisors to be on terms financially superior to its stockholders as compared with the Offer and the Merger (a "Bona Fide Offer"), the Company may terminate the Merger Agreement and must pay the Termination Fee (as hereinafter defined).

     Parent has agreed in the Merger Agreement to cause the Surviving Corporation to maintain, for six years from the date Parent, Offeror and Merger Sub together acquire a majority of the Shares, all rights to indemnification existing in favor of the directors, officers, employees and agents of the Company pursuant to the Company's By-Laws at or prior to the Effective Time, unless required by law. Parent has also agreed in the Merger Agreement to cause the Surviving Corporation, to use its reasonable best efforts to maintain in full force and effect for a period of six years from the Effective Time if available directors' and officers' liability insurance, containing terms and provisions comparable to the terms and provisions of the current policy maintained by the Company, for the benefit of existing and former officers, directors, employees and agents of the Company, but only to the extent obtainable at a cost not more than 20% greater than that incurred by the Company on the date of the Merger Agreement (the "Insurance Cap"). If such premiums for insurance would at any time exceed the Insurance Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available for a premium equal to the Insurance Cap.

     Pursuant to the Merger Agreement, the Company has agreed to take such actions, on or before the Effective Time, as are necessary to terminate the Company's Employee Stock Purchase Plan. After such termination, any employee who is a participant in the Company's Employee Stock Purchase Plan will not be permitted to continue to have the Company withhold any monies for investment in such plan and each such employee will be permitted to elect to receive invested cash or purchase Shares in accordance with the terms of such plan.

     In addition, Parent has agreed that it will cause the Company to honor without modification (except to the extent modified by the mutual agreement of the parties) all employment agreements and severance agreements in effect prior to the date of the Merger Agreement between the Company and any employee of the Company, all of which the Company has represented to have been disclosed in writing to Parent prior to the date of the Merger Agreement.

     The Merger Agreement provides that it may be terminated at any time prior to the consummation of the Offer or, if the Offer has been terminated and Parent and Offeror determine to seek to consummate the Subsequent Merger, the Effective Time, (a) by mutual consent of the Boards of Directors of Parent and the Company, (b) by either Offeror or the Company if the Offer shall not have been consummated on or before May 31, 1998 or a Subsequent Merger shall not have occurred by September 30, 1998; provided, however, that a party shall not be entitled to terminate the Merger Agreement pursuant to such provision if such party is in material breach of its obligations under the Merger Agreement, (c) by Offeror if the Board of Directors of the Company shall have withdrawn or adversely modified either its recommendation of the Offer or the Merger, provided that a finding by the Company's Board of Directors that an Alternative Acquisition may be superior from a financial point of view shall not be deemed a withdrawal or adverse modification of its recommendation unless such finding is publicly stated or otherwise disseminated, (d) by Offeror prior to the purchase of Shares pursuant to the Offer in the event that the conditions to the Offer set forth in the Merger Agreement shall not have been satisfied, or (e) by the Company if (i) the Offer shall not have commenced substantially in accordance with the terms of the Merger Agreement; (ii) the Offer shall have expired or been terminated without any Shares having been purchased thereunder, or (iii) a tender offer for Shares is commenced by a person or entity, or the Company receives an offer for an Alternative Transaction, in the case of any of which the Company's Board of Directors determines, in the exercise of its fiduciary duties and subject to compliance with the Merger Agreement, makes necessary or advisable the termination of the Merger Agreement; provided that the provisions of the Merger Agreement relating to the Termination Fee and allowing Parent to make proposals in response to third-party offers shall survive termination of the Merger Agreement pursuant to such provision. If the Merger Agreement is terminated (a) the Merger Agreement will become void and there will be no liability or further obligation on the part of Parent, Offeror, Merger Sub or the Company (except as described below) or their respective stockholders, officers or directors, except for expense reimbursement, confidentiality obligations, and the standstill obligations of the parties and (b) Offeror and Merger Sub shall terminate the Offer, if still pending, without purchasing any Shares thereunder.

     The Company has agreed in the Merger Agreement that if the Merger Agreement is terminated (a) by the Company pursuant to clause (e)(iii) of the preceding paragraph or because it has received a Bona Fide Offer, (b) by Offeror because the Company's Board of Directors has withdrawn or adversely modified its recommendation in favor of the Offer and the Merger, or (c) pursuant to its terms for any reason other than a material breach of the Merger Agreement by Parent or Merger Sub and, in case of a termination described in the foregoing clause (c) within six months thereafter either (x) a definitive agreement is entered into between the Company and any person other than Offeror or any affiliate of Offeror for the acquisition of all or substantially all of the assets or a majority of the capital stock of the Company, or for a merger, consolidation or other reorganization of the Company at a price equivalent to a price per Share in excess of $24.00, or (y) any person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) other than Offeror or any affiliate of Offeror acquires by way of a public tender offer beneficial ownership of 50% or more of the outstanding Shares at a price per Share in excess of $24.00, then the Company shall pay to Parent upon demand the amount of $12.6 million (the "Termination Fee") to compensate Parent, Offeror and Merger Sub for taking actions to consummate the Merger Agreement, to reimburse them for the time and expense relating thereto and for other direct or indirect costs in connection with the transactions contemplated by the Merger Agreement. If the Company fails to pay the Termination Fee promptly when due, the Company has agreed to pay to Parent all costs and expenses (including attorneys' fees and expenses) incurred by Parent in connection with the collection of the Termination Fee, together with interest from the date the Termination Fee was due until such time as payment is received by Parent at the lesser of 10% per annum or the maximum rate permitted by law.

     The Merger Agreement further provides that in the event of a material breach (other than a willful and knowing breach by the Company or any of its representatives of its Non-Solicitation Obligations) by either Parent, Offeror and Merger Sub, on the one hand, and the Company, on the other hand, the breaching party's liability for any damages incurred by the nonbreaching party shall not exceed $12.6 million.

     The foregoing is a summary of certain provisions of the Merger Agreement, a copy of which has been filed as an exhibit to the Schedule 14D-1 and which is available in the manner set forth in Section 8. Such summary is qualified in its entirety by reference to the text of such agreements.

  The Consulting Agreements

     As a condition and inducement to entering into the Merger Agreement, the Parent requested that the Company enter into agreements (the "Consulting Agreements") with each of Messrs. Slavin, Auriemma, Kissling, Cowan and Mody, and Ms. Stowe. The Consulting Agreements become effective upon consummation of the Offer, and provide that if the employee resigns from the Company, he or she agrees to serve as a consultant to the Company for a period of two years, for compensation of $25,000 per year. In order to induce Mr. Kissling to enter into his consulting agreement, his agreement also provides that he will be entitled to a one-time payment of $60,000 upon consummation of the Offer. During the term of the consulting arrangement, the consultant will not be permitted to directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, any Competing Enterprise (defined as any person or entity engaged in the development, marketing and sale of industrial automation and process control software products or other business conducted by the Company or the Siebe Control Systems division of Parent); provided, however, that the employee may own 2% or less of any class of equity securities of an entity that has a class of equity securities registered under Section 12 of the Exchange Act. The Consulting Agreements also (i) contain confidentiality restrictions and (ii) provide that during the consulting period, the employee shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who at any time during the consulting period was an employee or customer of the Company or otherwise had a material business relationship with the Company.

14.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, (a) issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber) any shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of any capital stock of the Company of any of its subsidiaries (other than shares issuable upon exercise of the outstanding (as of the date of the Merger Agreement) Options or any rights to purchase Shares pursuant to the Company's Employee Stock Purchase Plan, in each case in accordance with their respective terms in effect on the date of the Merger Agreement); (b) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares; or (c) redeem, purchase or acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company or any of its subsidiaries other than as contemplated by the Merger Agreement and other than for the repurchase by the Company, pursuant to existing agreements, of any outstanding Shares upon termination of any employment, director or consulting relationship with the Company. See Section 13.

15.  CERTAIN CONDITIONS TO OFFEROR'S OBLIGATIONS.

     Offeror shall not be required to commence or continue the Offer or accept for payment, purchase or pay for any Shares tendered, or may postpone the acceptance, purchase or payment for Shares, or may amend (to the extent permitted by the Merger Agreement) or terminate the Offer (1) if the Minimum Condition is not satisfied as of the expiration of the Offer; (2) any applicable waiting period under the Hart-Scott-Rodino Act in respect of the Offer shall not have expired or have been terminated prior to the expiration of the Offer (provided, however, that Offeror shall extend the expiration date of the Offer from time to time until May 31, 1998, if, when and as necessary to satisfy any request by the Federal Trade Commission (the "FTC") or the Department of Justice, Antitrust Division (the "Division") for additional information under the Hart-Scott-Rodino Act) or (3) if, at any time on or after February 24, 1998 and prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred (each of paragraphs (a) through (i) providing a separate and independent condition to Offeror's obligations pursuant to the Offer):

          (a) the Company or any subsidiary of the Company shall have authorized, recommended or proposed, or shall have announced an intention to authorize, recommend or propose, or shall have entered into an agreement or agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities or any material change in its capitalization, the Company's Board of Directors shall have withdrawn or adversely modified (including by amendment to the Schedule 14D-9) its favorable recommendations with respect to the Offer and the Merger, or any corporation, entity, "group" or "person" (as defined in the Exchange Act) other than Parent, Offeror or Merger Sub, shall have acquired beneficial ownership of more than 50% of the outstanding Shares;

          (b) the Company or any of its subsidiaries shall have authorized, recommended or proposed, or shall have announced an intention to authorize, recommend or propose, or shall have entered into an agreement or agreement in principle with respect to, any release or relinquishment of any material contract rights not in the ordinary course of business, which release or relinquishment would have a Company Material Adverse Effect.

          (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application before any court of competent jurisdiction or other governmental entity by any governmental entity that is reasonably likely to: (i) result in a restriction or prohibition on the consummation of the transactions contemplated by the Offer or the Merger; (ii) prohibit, or impose any material limitations on Offeror's or Merger Sub's ownership or operation of all or a material portion of their or the Company's business or assets, or to compel Offeror or Merger Sub to dispose of or hold separate all or a material portion of Offeror's or Merger Sub's or the Company's business or assets; (iii) make the acceptance for payment of, purchase of, or payment for, some or all of the Shares illegal or rendering Offeror or Merger Sub unable to, or restricting or prohibiting, the ability of Offeror or Merger Sub to accept for payment, purchase or pay for some or all of the Shares; or (iv) impose material limitations on the ability of Offeror or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company;

          (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above;

          (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States or on the London Stock Exchange, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, (iii) the commencement of war, armed hostilities or other military action, or other international or national calamity, having a Company Material Adverse Effect, (iv) any limitation of any governmental authority on, or any other event which might materially adversely affect, the extension of credit by banks or other lending institutions in the United States or the United Kingdom, (v) from the date of the Merger Agreement through the close of business on the business day immediately prior to the date of termination or scheduled expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (f) except as set forth in the Company's reports, proxy statements; registration statements and other documents filed with the Commission prior to February 24, 1998 or the disclosure schedule to the Merger Agreement, any change shall have occurred which individually or in the aggregate had, is continuing to have, or is reasonably likely to have a Company Material Adverse Effect;

          (g) the representations and warranties of the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or the Company shall not have performed in all material respects each material covenant and complied with each material agreement to be performed and complied with by it under the Merger Agreement provided that if the breach of any such covenant or agreement is cured within 5 calendar days after notice by the Offeror of its intent to terminate the Offer or if the breach shall not have a Company Material Adverse Effect or a material adverse effect on the ability of Parent or the Offeror to consummate the Offer, the Merger, or the transactions contemplated by the Merger Agreement, the Offeror shall not terminate the Offer;

          (h) the Company and Offeror shall have reached an agreement or understanding regarding termination of the Offer or the Merger Agreement shall have been terminated in accordance with its terms; or

          (i) all governmental consents required to be obtained in connection with the purchase of Shares pursuant to the Offer shall not have been obtained or any governmental agency shall have announced an intention to seek to prohibit or interfere with the purchase of Shares pursuant to the Offer;

which, in the good faith judgment of Offeror, in any such case, and regardless of the circumstances giving rise to any such condition, make it inadvisable to proceed with acceptance for payment or purchase of or payment for the Shares.

     The foregoing conditions are for the sole benefit of Offeror and Parent and may be asserted by Offeror and Parent regardless of the circumstances giving rise to such conditions, or may be waived by Offeror or Merger Sub in whole at any time or in part from time to time in their sole discretion. The failure by Offeror or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Offeror concerning the conditions described in this Section shall be final and binding upon all parties.

16.  CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as set forth in this Section, Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     Antitrust. The Hart-Scott-Rodino Act provides that the acquisition of Shares by Offeror may not be consummated unless certain information has been furnished to the Division (the "Division") and the FTC and certain waiting period requirements have been satisfied. The rules promulgated by the FTC under the Hart-Scott-Rodino-Act require the filing of a Notification and Report Form (the "Form") with the Division and the FTC and that the acquisition of Shares under the Offer may not be consummated until 15 days after receipt of the Form by the Division and the FTC. Within such 15 day period the Division or the FTC may request additional information or documentary material from Offeror. In the event of such request the acquisition of Shares under the Offer may not be consummated until 10 days after receipt of such additional information or documentary material by the Division or the FTC. Offeror filed its Form with the Division and the FTC on February 27, 1998. The Company advised the Offeror that the Company expects to file its Form with the Division and the FTC on March 2, 1998.

     If any applicable waiting period under the Hart-Scott-Rodino Act in respect of the Offer has not expired or been terminated prior to the Expiration Date, Offeror has agreed in the Merger Agreement to extend the Expiration Date from time to time until May 31, 1998, if, when and as necessary to satisfy any request by the FTC or the Division under the Hart-Scott-Rodino Act. See Section 15.

     Federal Reserve Board Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Because, among other reasons, Parent's Revolving Credit Agreement is unsecured, Parent and Offeror believe the financing for the acquisition of the Shares will comply with the Margin Regulations.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On February 22, 1998, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, (i) approved and adopted the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, is fair to and in the best interests of, the stockholders of the Company and
(iii) recommended that the stockholders of the Company accept the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

17.  FEES AND EXPENSES.

     Neither Offeror nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     Merrill Lynch is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay Merrill Lynch a commencement fee of $1 million, which is currently payable and a transaction fee of $3 million (against which the commencement fee will be credited). The transaction fee will become payable in the event Offeror acquires more than a majority of the outstanding Shares. In addition, Parent has agreed to reimburse Merrill Lynch for all reasonable out-of-pocket expenses incurred by Merrill Lynch, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws.

     Offeror has retained D.F. King & Co., Inc. as Information Agent and Bankers Trust Company as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by Offeror against certain liabilities in connection with the Offer.

18.  MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Offeror.

     Offeror has filed with the Commission a statement on Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                         WDR ACQUISITION CORP.

March 2, 1998

                                                                         ANNEX I

                        DIRECTORS AND EXECUTIVE OFFICERS
                             OF PARENT AND OFFEROR

     The names and ages of the directors and executive officers of Parent and Offeror, and their present principal occupations, are set forth below. Unless otherwise indicated, each individual is a citizen of the United Kingdom and his business address is Saxon House, 2-4 Victoria Street, Windsor, Berkshire SL4 1EN, United Kingdom.

                                   SIEBE PLC

                                                 PRESENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT WITH SIEBE, PLC; MATERIAL POSITIONS
          NAME AND AGE                           HELD DURING THE PAST FIVE YEARS
--------------------------------  --------------------------------------------------------------
Sir Philip Beck (63)(a)           Chairman since March 1, 1998, and a member of the Board of
                                  Directors for more than the past five years. Formerly Chairman and Chief Executive Officer of John Mowlem and Company plc
Sir Colin Marshall (64)(b)        Deputy Chairman, and a member of the Board of Directors since
                                  January 1, 1998. Chairman of British Airways plc since 1993;
                                  Deputy Chairman and Chief Executive Officer prior to 1993.
                                  Also Chairman of Inchcape since 1996; Deputy Chairman of
                                  British Telecommunications plc since 1995 and Board Director of the New York Stock Exchange Inc. since 1994
Allen M. Yurko (46)(c)            Member of the Board of Directors, Managing Director and Chief
                                  Executive Officer since January 1, 1994; Managing Director and
                                  Chief Operating Officer from October 1, 1992 to December 31,
                                  1993
Dr. George W. Sarney (58)(d)      Member of the Board of Directors since January 1994; President and Chief Operating Officer, Siebe Control Systems, since
                                  September 1993; Director, President and Chief Operating
                                  Officer, Siebe Temperature and Appliance Controls from June to
                                  September 1993; Director, Bowthorpe plc, since 1996; Senior
                                  Vice President, Energy and Environmental Group, Raytheon
                                  Company, prior to 1993
Roger Mann (58)                   Member of the Board of Directors and Group Finance Director
                                  for more than the past five years
Colin P. Bonsey (51)              Member of the Board of Directors and Director of Planning for
                                  more than the past five years
James C. Bays (48)(e)             Vice President, General Counsel and Chief Legal Officer since
                                  March 1996. Vice President, Law and Assistant General Counsel,
                                  GenCorp Inc., from April 1993 to March 1996
R.P.A. Coles (55)                 Director of Legal Affairs and Company Secretary for more than the past five years
Sir Richard Lloyd, Bt. (69)(f)    Member of the Board of Directors for more than the past five years
Lord Trefgarne PC (56)(g)         Member of the Board of Directors since 1991; Chairman of the
                                  Engineering Training Authority since 1994; President of the
                                  Mechanical and Metals Trades Confederation since 1990; former
                                  Minister of State
Mr. Peter A. M. Curry (67)(h)     Member of the Board of Directors since June 1997; Executive
                                  Chairman of Unitech plc prior to May 1996
Mr. Timothy K. Thornton           Member of the Board of Directors since 1995; Director of
  (62)(i)                         Kleinwort Benson Securities Limited prior to 1995.
Mr. James Mueller (51)(j)         Member of the Board of Directors since April 1996; President and Chief Operating Officer of Siebe Temperature and Appliance
                                  Controls since 1993; President of Ranco Inc., an indirect
                                  wholly owned subsidiary of Parent, briefly in early 1993.

                                    OFFEROR

                                               PRESENT PRINCIPAL OCCUPATION OR
                                         EMPLOYMENT WITH OFFEROR; MATERIAL POSITIONS
         NAME AND AGE                          HELD DURING THE PAST FIVE YEARS
         ------------                    -------------------------------------------
Allen M. Yurko                   Chairman and Member of the Board of Directors (see notation above for age and employment history)
Dr. George W. Sarney             Member of the Board of Directors and President (see notation above for age and employment history)
James C. Bays                    Member of the Board of Directors and Vice President (see
                                 notation above for age and employment history)
Thomas G. Foley (58)(k)          Vice President; Executive Vice President and Chief Financial
                                 Officer, Siebe Control Systems and Executive Vice President
                                 and Chief Financial Officer, The Foxboro Company, since
                                 September 1990
Gregory M. Miller (49)(l)        Vice President and Treasurer; Vice President of
                                 International Finance, Parent, since January 1998; Vice
                                 President, Finance and Administration, Siebe Inc. (a holding company for Siebe plc's U.S. investments) since September
                                 1990
R.P.A. Coles                     Secretary (See notation above for age and employment
                                 history)

---------------

(a) Sir Philip Beck's business address is Phylle Manor, Phylle, Shepton Mallet, Somerset, BA4 6TD, United Kingdom.

(b) Sir Colin Marshall's business address is British Airways, Berkeley Square House, Berkeley Square, London, W1X 6BA, United Kingdom.

(c) Mr. Yurko is a citizen of the United States.

(d) Dr. Sarney is a citizen of the United States and his business address is 33 Commercial Street, Bristol Park, Foxboro, Massachusetts 02035.

(e) Mr. Bays is a citizen of the United States.

(f) Sir Richard Lloyd's business address is Sundridge Place, Sundridge, Sevenoaks, Kent TN14 6DD, United Kingdom.

(g) Lord Trefgarne's business address is The Old Barn, Kettlewell Close, Horsell Nr. Woking, Surrey GU 21 4HZ, United Kingdom.

(h) Mr. Curry's business address is The Old Vicarage, Valley End, Chobham, Surrey, GU24 8TB, United Kingdom.

(i) Mr. Thornton's business address is Juthware Hall, Halstock, Nr. Yeovil, Somerset, BA22 9SG, United Kingdom.

(j) Mr. Mueller is a citizen of the United States and his business address is 8161 US Route 42N, Plain City, Ohio 43064.

(k) Mr. Foley is a citizen of the United States and his business address is 33 Commercial Street, Foxboro, Massachusetts 02035.

(l) Mr. Miller is a citizen of the United States and his business address is 33 Commercial Street, Foxboro, Massachusetts 02035

                                                                        ANNEX II

         SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP AND US GAAP

     Below are the major differences between UK GAAP and US GAAP as they relate to Parent:

  Goodwill and Other Intangibles

     Under U.K. GAAP, Parent writes off goodwill, being the excess of cost over the fair value attributable to the net assets acquired, to consolidated equity in the year of acquisition. Under U.S. GAAP, goodwill is capitalized and amortized through the statement of income over a period representing the estimated useful life, not exceeding 40 years. In calculating any gain or loss resulting from a disposition of assets, goodwill previously written off, subject to certain adjustments, is restored to original cost under U.K. GAAP.

     In accordance with U.K. GAAP, development prototype expenditure and associated software costs on development of defined commercial projects are capitalized and amortized through the profit and loss account over a period of three to ten years. Under U.S. GAAP, such expenditure is generally expensed as it is incurred.

  Deferred Taxation

     Under U.K. GAAP, provision is made for deferred taxation under the liability method unless there is reasonable certainty that such deferred taxation will not become payable in the foreseeable future. Under U.S. GAAP, deferred taxation is accounted for on all temporary differences which will result in taxable or tax deductible amounts in future years subject to a valuation allowance to reduce the deferred tax asset if it is more likely than not that the related tax benefit will not be realized.

  Dividends

     Under U.K. GAAP, dividends are provided for in the year to which they relate. These dividends are deducted from current year earnings and therefore reserves. U.S. GAAP recognizes proposed dividends as a reduction of retained earnings in the accounting period in which they are formally declared.

  Pensions

     Contributions to the pension funds are assessed in accordance with advice from actuaries and charged to the income statement so as to spread the pension cost over the expected service lives of the employees with the pension plan. Pension accounting under U.S. GAAP is more prescriptive than that under U.K. GAAP, where a more flexible and judgmental approach is taken. Accordingly, there may be differences in the actuarial assumptions and methods of valuation of the plan assets compared with those that would be made under U.S. GAAP.

  Acquisition Accounting

     Prior to the adoption of Financial Reporting Standard No. 7 -- "Fair Values in Acquisition Accounting" ("FRS7"), Parent provided for certain costs as part of the purchase accounting adjustments on an acquisition which under U.S. GAAP should have been included in the statement of income when those costs were incurred. Examples of such items include certain costs in respect of salaries of individuals made redundant, the closure of certain of the Parent's existing operations and the rectification of inadequate operating systems.

     With effect from April 2, 1994, Parent adopted FRS7, FRS7 sets out rules for accounting for acquisitions in consolidated financial statements. The fair value balance sheet of the acquired company cannot include provisions for integration and reorganization costs set up by the acquiring company. In compliance with FRS7, comparative figures have not been restated. Under U.S. GAAP, certain integration and reorganization costs, meeting specific criteria, may be considered liabilities assumed and included in the allocation of the acquisition cost.

  Restructuring and Integration Costs

     Under U.K. GAAP, when a decision has been taken to restructure part of Parent's business, provisions are made for the impairment of asset values together with severance and other costs. U.S. GAAP requires a number of specific criteria to be met before such costs can be recognized as an expense. Among these criteria is the requirement that all significant actions arising from a restructuring and integration plan and their completion dates must be identified by the balance sheet date and employees must have been informed of their severance benefits. These criteria also apply to the recognition of integration costs considered liabilities assumed on acquisition.

  Earnings per Ordinary Share

     Under U.K. GAAP, earnings per ordinary share is computed using the weighted average number of ordinary shares in issue during the year. U.S. GAAP also includes in the computation for earnings per ordinary share the dilutive effect of all outstanding share options and common share equivalents under the treasury stock method. Under U.K. GAAP, the weighted average number of ordinary shares for prior years is restated to reflect the bonus element of rights issued. Under U.S. GAAP, no restatement is made.

  Cash Flows

     Under U.K. GAAP, Parent complies with the Revised Financial Reporting Standard No. 1 -- "Cash flow statements" ("FRS1"). Its objective and principles are similar to those set out in the Statements of Financial Accounting Standards No. 95 -- "Statement of Cash Flows" ("SFAS No. 95").

     The principal difference between U.K. GAAP and U.S. GAAP is in respect of classification. Under U.K. GAAP, Parent presents its cash flows for operating activities, returns on investments and servicing of finance, taxation, capital expenditures and financial investments, acquisitions and disposals, equity dividends paid, management of liquid resources, and financing. U.S. GAAP requires only three categories of cash flow activities which are operating, investing and financing activities.

     Cash flows arising from taxation and returns on investments and servicing of finance under U.K. GAAP would, with the exception of dividends paid, be included as operating activities under U.S. GAAP; dividend payments would be included as a financing activity under U.S. GAAP. In addition, capital expenditures and financial investment, acquisition and disposals, and management of liquid resources under U.K. GAAP would be presented as investing activities under U.S. GAAP.

     Furthermore, under U.K. GAAP, cash and cash equivalents include short term borrowings which under U.S. GAAP would be presented as financing activities.

  Investment Securities

     Trade investments are carried at cost, reduced for any permanent diminution in value. Under U.S. GAAP, investments in marketable equity securities and all debt securities would be classified as "available for sale" securities and recorded at fair value, with unrealized gains and losses, net of tax, presented as a component of equity.

  Share Option Scheme

     Parent does not recognize any compensation for performance-based options granted to directors and executives. U.S. GAAP requires compensation cost to be recorded over the service period for the excess of the market value of the underlying shares over the exercise price of the options.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                               The Depositary is:

                             BANKERS TRUST COMPANY

             By Mail                            By Hand                  By Overnight Mail or Courier
   BT Services Tennessee, Inc.           Bankers Trust Company           BT Services Tennessee, Inc.
       Reorganization Unit           Corporate Trust & Agency Group     Corporate Trust & Agency Group
         P.O. Box 292737              Receipt and Delivery Window            Reorganization Unit
     Nashville, TN 37229-2737        123 Washington St., 1st Floor         648 Grassmere Park Road
                                           New York, NY 10006                Nashville, TN 37211
                                         Facsimile Copy Number:
                                             (615) 835-3701
                                    (For Eligible Institutions Only)
                                      For Confirmation Telephone:
                                             (615) 835-3572
                                       For Information Telephone:
                                             (800) 735-7777

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Offeror's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                                 (800) 714-3310

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

                             World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 449-4954 (Call Collect)